Exhibit 10.2
FIRST AMENDMENT TO THE
TREEHOUSE FOODS, INC. EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, TreeHouse Foods, Inc. (the "Company") maintains the TreeHouse Foods, Inc. Executive Deferred Compensation Plan (the "Plan") for the benefit of its eligible employees and the eligible employees of its affiliates;
WHEREAS, the Company has determined that amendment of the Plan is necessary and desirable in order to provide for restoration of matching contributions that would have been made under the TreeHouse Foods, Inc. 401 (k) Plan (the "401 (k) Plan") and to reflect restrictions relating to eligibility under the Plan.
Now, THEREFORE, pursuant to the power reserved to the Compensation Committee of the Board of Directors of the Company (the "Committee") by Article XI of the Plan, and by virtue of the authority delegated to the undersigned officer by the Committee, the Plan be and is hereby amended in the following particulars, effective January 1, 2006:
1.By renumbering Sections 1.9 through 1.18 of the Plan as Section 1.10 through 1.19, and inserting the following as Section 1.9 of the Plan:
"1.9 'Company Contribution Account' shall mean the subaccount of each Participant's Account showing the monetary value of the Participant's interest in the Plan which is attributable to matching or contributions credited pursuant to Sections 3.2."
2.By amending and restating Article II to read as follows:
"2.1 Eligibility. Participation in the Plan shall be made available to a select group of individuals, as determined by the Board or the Committee, who are providing services to the Company or an Affiliate in key positions of management and responsibility; provided, however, that no person shall become a Participant in the Plan if he is not (a) a management or highly compensated employee within the meaning of section 201(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and (b) a highly compensated employee within the meaning of Section 414(q)(1)(B) of the Code. Participation in the

Plan shall also be made available to members of the Board and any outside directors of subsidiaries or the Company. The determination as to the eligibility of any individual to participate in the Plan shall be in the sole and absolute discretion of the Committee, whose decision in that regard shall be conclusive and binding for all purposes hereunder.
2.2Election to Defer. Such individuals may elect to part1c1pate hereunder by executing a participation agreement in such fo1m and at such time as the Committee shall require, provided that each participation agreement shall be executed no later than the day immediately preceding the Plan Year for which an individual elects to make contributions to the Plan in accordance with the provisions of Section 3.1 hereof for compensation other than Performance-Based Compensation, and not later than six months before the end of the Performance Period, for Performance-Based Compensation.
2.3Participation of New Hires. Notwithstanding the foregoing, in the first year in which an individual becomes eligible to participate in the Plan, he may elect to participate in the Plan by executing a participation agreement, in such form and in such manner as the Committee shall require, within thirty (30) days after the date on which he is notified by the Committee of his eligibility to participate in the Plan or, with respect to Performance-Based Compensation, such later date as is specified in the preceding sentence. Notwithstanding anything in this Article II to the contrary, an individual hired (or appointed as a member of the Board) on or after November 1 and on or before December 31 of a Plan Year shall not be eligible to make a deferral election under Section 2.2 with respect to Annual Compensation to be earned and paid in the next Plan Year or with respect to Performance-Based Compensation to be earned in the next Plan Year and paid in the Plan Year following such next Plan Year.
The election to participate in the Plan for a Participant first enrolled during a Plan Year shall become effective as of the first full payroll period beginning on or after the Committee's receipt of his participation agreement."
3.By renumbering Section 3.2 of the Plan as Section 3.3, and inserting the following as Section 3.2 of the Plan:
"3.2 The Committee shall credit a matching contribution, calculated as provided in this Section 3.2, to the Company Contribution Account of each Participant who has deferred amounts under the Plan and under the 401 (k) Plan during any Plan Year pursuant to Section 3.1 above. The matching contribution for a Plan Year, if any, shall be computed as follows: (i) the Committee shall first compute the amount of employer matching contributions that would have been made on behalf of the Participant to the 401(k) Plan for that Plan Year had the amount the Participant deferred pursuant to Section 3.1 of the Plan during such Plan Year been contributed to the 401(k) Plan, using the formula applied by the 401(k) Plan with respect to the percentage of salary deferrals matched and the maximum percentage of compensation subject to the match and taking into account (unless otherwise approved by the Board) the maximum amount of compensation under Section 401 (a)(17) of the Code that may be considered under the 401 (k) Plan for that Plan year; (ii) the Committee shall then determine the amount of matching contributions actually made on behalf of the Participant under the 40J(k) Plan for that Plan Year; and (iii) the difference between (i) and (ii), if any, is the matching contribution to be credited to the Participant's Company Contribution Account under the Plan. The Committee shall credit the matching contribution, if any, to the Participant's Company Contribution Account as soon as administratively practicable following the end of the Plan Year in which the 401 (k) Plan year ends. A member of the Board or an outside director of a subsidiary who participates in the Plan is not eligible for matching contributions."

1.By replacing Section 4.3 of the Plan with the following:
“4.3 After a Participant’s employment terminates or such Participant ceases to be a member of the Board or a board of directors of a subsidiary for any reason other than death or Disability, such Participant shall be entitled to the entire value of all amounts credited to the Account of such Participant, dete1mined as of the Valuation Date coincident with or preceding the date of distribution, except that the Participant shall only be entitled to the vested portion, if any, of his Company Contribution Account. The vested portion of a Participant's Company Contribution Account shall be determined by applying the Participant's vesting percentage calculated pursuant to the terms of the 401(k) Plan."
2.By replacing the first sentence of Section 6.2 of the Plan with the following:

"On a form prescribed by the Committee, a Participant, prior to the beginning of any Plan Year, can elect to receive that Plan Year's made pursuant to Section 3.1, matching contributions credited pursuant to Section 3.2m and earnings thereon, at the date specified by the Participant.”

3.By replacing the reference to "Section 3.2" in Section 6.3 of the Plan to “Section 3.3”.

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IN WITNESS WHEREOF, TreeHouse Foods, Inc., the Company, acting by and through its duly authorized officers, has caused this Amendment to the Plan to be executed this 30th day of December, 2006.

TreeHouse Foods, Inc.

/s/ Thomas E. O’Neill
Thomas E. O’Neill
Senior Vice President, General Counsel, and Chief Administrative Officer